Exhibit 3.2

SECOND AMENDED AND RESTATED BYLAWS

OF

THE L.S. STARRETT COMPANY

(THE “CORPORATION”)

ARTICLE I

STOCKHOLDERS

 1.1         Meetings.

1.1.1    Place.  Meetings of the stockholders shall be held at such place as may be designated by the board of directors.

1.1.2    Annual Meeting.  An annual meeting of the stockholders for the election of directors and for other business shall be held on such date and at such time as may be fixed by the board of directors.

1.1.3    Special Meetings.  Special meetings of the stockholders may be called at any time by the President or the board of directors, or the holders of a majority of the outstanding shares of stock of the corporation entitled to vote at the meeting.

1.1.4    Adjournment.  Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting.

1.1.5    Quorum.  Except as otherwise provided by law, the certificate of incorporation or herein, at each meeting of stockholders the presence, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock of the corporation entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time until a quorum shall attend.

1.1.6    Voting Rights.  Except as otherwise provided herein, in the certificate of incorporation or by law, every stockholder shall have the right at every meeting of stockholders to one vote for every share standing in the name of such stockholder on the books of the corporation which is entitled to vote at such meeting. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy.

ARTICLE II

DIRECTORS

2.1         Definitions and Corporate Power and Authority.  All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed by or under the direction of the board of directors, subject to any limitation set forth in the Massachusetts Business Corporation Act (the “MBCA”) or the certificate of incorporation, as the same are now enacted or hereafter amended.

2.2         Qualifications and Number.  Directors shall be natural persons who are at least eighteen years of age. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Massachusetts. Subject to the terms and conditions of the certificate of incorporation of the corporation, the board of directors shall consist of one or more members, the number thereof to be determined from to time to time by resolution of the shareholders or the board of directors.

2.3         Election and Term.  The board of directors shall initially consist of the persons named as directors in the certificate of incorporation or elected by the incorporator of the corporation, and each director so elected shall hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified, or until their earlier death, resignation or removal. Unless otherwise provided by law or the certificate of incorporation, any newly created directorship or any vacancy occurring in the board of directors for any cause may be filled by a majority of the remaining members of the board of directors, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.

2.4         Meetings.

2.4.1    Place.  Meetings of the board of directors shall be held at such place as may be designated by the board of directors or in the notice of the meeting.

2.4.2    Regular Meetings.  Regular meetings of the board of directors shall be held at such times as the board of directors may designate. Notice of regular meetings need not be given.

2.4.3    Special Meetings.  Special meetings of the board of directors may be called by the President or any two members of the board of directors on 24 hours notice to each director, either personally or by mail (including electronic mail), telegram, telephone or facsimile transmission.

2.4.4    Telephonic Meetings Permitted.  Members of the board of directors, or any committee designated by the board of directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.

2.4.5    Quorum.  At all meetings of the board of directors, a majority of the total number of authorized directors shall constitute a quorum for the transaction of business.

2.4.6    Voting.  Except as otherwise provided herein, in the certificate of incorporation or by law, the vote of a majority of the directors present at any meeting at which a quorum is present shall constitute the act of the board of directors.

2.4.7    Committees.  The board of directors may designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the board of directors. Unless otherwise provided herein, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. Except as otherwise provided herein, in the certificate of incorporation or by law, any such committee shall have and may exercise the powers of the full board of directors to the extent provided in the resolution of the board of directors directing the committee.

2.5         Action Without Meeting.  Unless the certificate of incorporation or a provision of these bylaws provides otherwise, any action required or permitted by the MBCA to be taken at any meeting of the board of directors’ may be taken without a meeting, if all members of the board of directors consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 8.21 of the MBCA. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the board or committee in the same paper or electronic form as the minutes are maintained.

ARTICLE III

OFFICERS

3.1         Election. At its first meeting after each annual meeting of the stockholders, the board of directors shall elect a President and such other officers as it deems advisable.

3.2         Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the board of directors. Except as otherwise provided by the resolution of the board of directors, (i) the President of the corporation, shall have general supervision over the business and operations of the corporation, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the board of directors and stockholders, (ii) the other officers shall have the duties customarily related to their respective offices and (iii) the Chief Financial Officer or other officer as otherwise determined by the board of directors, shall in the absence of the President have the authority and perform the duties of the President. Any number of offices may be held by the same person. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the board of directors at any regular or special meeting.

ARTICLE IV

INDEMNIFICATION

4.1         Indemnification. The Corporation shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who serve at its request as directors, officers or trustees of another organization or who serve at its request in any capacity with respect to any employee benefit plan) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a director or officer, except with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation or, to the extent that such matter related to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan: provided, however, that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the Corporation, after notice that it involves such indemnification: (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation; or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer. The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any director or officer may be entitled. As used in this Section, the terms "director" and "officer" include their respective heirs, executors and administrators, and an "interested" director or officer is one against whom in such capacity the proceedings in question or another proceeding on the same or similar grounds is then pending. Nothing contained in this Section shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

4.2         Expenses. Expenses, including but not limited to counsel fees and disbursements, incurred by any director or officer in defending any such action, suit or other proceeding may be paid from time to time by the Corporation in advance of the final disposition of such action, suit or other proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this section, which undertaking may be accepted without reference to the financial ability of such person to make repayments.

4.3         Advance of Expenses. If in an action, suit or other proceeding brought by or in the name of the Corporation, a director of the Corporation is held not liable for monetary damages whether because that director is relieved of personal liability under the exculpatory provisions of Article 6.1 of the Articles of Organization of the Corporation or otherwise, that director shall be deemed to have met the standard of conduct required for, and consequently shall be entitled to, indemnification for expenses reasonably incurred in the defense of such action, suit or other proceeding.

ARTICLE V

SHARE CERTIFICATES AND TRANSFER

5.1         The board of directors may authorize the issuance of some or all of the shares of any or all of the corporation’s capital stock without issuing certificates to represent such shares.

5.2         Transfers of shares shall be made on the books of the corporation only by the registered holder or by duly authorized attorney.

ARTICLE VI
AMENDMENTS

6.1         These bylaws may be amended or repealed at any regular or special meeting of the board of directors by vote of a majority of the total number of authorized directors or at any annual or special meeting of stockholders by vote of holders of a majority of the voting power the outstanding shares of capital stock entitled to vote thereon.

ARTICLE VII
MISCELLANEOUS

7.1         Appointment of Agents.  The President or any other officer authorized by the board of directors shall be authorized and empowered, to and only to the extent consistent with, the direction of the board of directors, in the name and as the act and deed of the corporation to name and appoint general and special agents, representatives, and attorneys to represent the corporation in the United States or in any foreign country or countries and to name and appoint attorneys and proxies to vote any equity securities in any other entity at any time owned or held of record by the corporation, and to prescribe, limit, and define the powers and duties of such agents, representatives, attorneys, and proxies and to make substitution, revocation, or cancellation in whole or in part of any power or authority conferred on any such agent, representative, attorney, or proxy. All powers of attorney or instruments under which such agents, representatives, attorneys, or proxies shall be so named and appointed shall be signed and executed by the President or any other officer designated by the Board. Any substitution, revocation, or cancellation shall be signed in like manner. Any agent, representative, attorney, or proxy, when so authorized by the instrument appointing such person, may substitute or delegate such person’s powers in whole or in part and revoke and cancel such substitutions or delegations. No special authorization by the board of directors shall be necessary in connection with the foregoing, and this bylaw shall be deemed to constitute full and complete authority to the officers above designated to do all the acts and things as they deem necessary or incidental thereto or in connection therewith.

Effective: May 23, 2024